Exhibit 99

News from
SEARS, ROEBUCK AND CO.

CONTACT

Gerald E. Buldak
(312) 875-9032

FOR IMMEDIATE RELEASE
June 20, 1995

SEARS BOARD APPROVES ALLSTATE SPIN-OFF;
DECLARES TAX-FREE DIVIDEND TO SHAREHOLDERS


     CHICAGO--The Board of Directors of Sears, Roebuck and Co. today gave its final approval of the spin-off of Sears 80.3 percent ownership of The Allstate Corporation by declaring a special tax-free dividend. The dividend is payable on June 30, 1995 to all Sears common shareholders of record on that date.

     The 360.5 million Allstate shares to be spun-off that are owned by Sears are valued at $11.1 billion, based on yesterday's closing price of Allstate shares. This makes Allstate the largest company to be spun-off in U.S. history. Sears shareholders will receive approximately .93 of an Allstate share for every Sears common share they own. For example, a Sears shareholder who owns 100 common shares on June 30, 1995 will receive about 93 common shares of Allstate as a tax-free dividend. Sears said that the Internal Revenue Service has ruled that the spin-off is tax-free.

     "Our spin-off of Allstate in a tax-free dividend continues the numerous actions we have taken in recent years to unlock the enormous value of our businesses directly to our shareholders," said Edward A. Brennan, chairman and chief executive officer of Sears.

     "I am very proud of what we have accomplished and delivered to our shareholders. Since 1990 Sears stock value, including the effect of the Dean Witter spin-off dividend, has risen from $22 per share to more than $70 today, and market capitalization has grown from $7.5 billion to $28 billion," Brennan continued.

     "We have built Allstate and Sears into solid American franchises, and I am confident that when evaluated by the financial community as independent, focused companies, they will be in a position to develop even greater value for our shareholders," Brennan added.

     Sears shareholders who have questions about the Allstate spin-off may call, toll-free, at 1-800-732-7780 (1-800-SEARS80), Monday through Friday,
8 a.m.-8 p.m. (Central Time.)